Exhibit  99  -  Press  release  issued  August 14,  2002
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FOR  IMMEDIATE  RELEASE

ANALYSTS  CONTACT:  THOMAS  CONNELLY
Director  of  Investor  Relations
Phone:  248-702-6000  Ext.  6240

MEDIA  CONTACT:  FRANCIS  R.  LIEDER
Phone:  810-987-2200  Ext.  4186
FAX:  810-989-4098
E-mail:  francis.lieder@semcoenergy.com


          SEMCO  ENERGY'S  ALASKA  DIVISION  RECEIVES  RATE  ORDER

     Farmington Hills, MI, August 13, 2002 -- SEMCO ENERGY (NYSE: SEN) today announced that its Alaska natural gas distribution unit, ENSTAR Natural Gas Company, has received an Order from the Regulatory Commission of Alaska (RCA) concluding its review of ENSTAR's revenue requirement based on normalized data for the year 2000. SEMCO acquired ENSTAR in 1999.

     The Order indicates an annual revenue reduction of $2.1 million, which would be 1.96 percent of ENSTAR's revenue in the normalized 2000 test year. The RCA has required ENSTAR to file an updated cost of service study and rate design by September 9, 2002, to reflect the results of the Order.

     In its Order, the RCA established a revenue requirement of $107.6 million and a 12.55 percent return on equity. The RCA said, "We established the 12.55 percent return on equity, which is at the upper end of the range proposed in the record, to reflect confidence in ENSTAR's management practices and to assure an incentive of capital investment in the company."

     SEMCO ENERGY Chief Financial Officer John E. Schneider said, "Although the Order issued by the RCA indicates an annual reduction in revenue, the outcome does not change our earnings guidance for 2002, which remains at $.80 to .85 per share."

     ENSTAR Natural Gas Company is a division of SEMCO ENERGY, Inc., a diversified energy and infrastructure company that distributes natural gas to more than 377,000 Customers in Michigan and Alaska. It also owns and operates businesses involved in pipeline construction services, propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

     The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business and other risks detailed from time to time in the company's Securities and Exchange Commission filings.